EXHIBIT 99(a)


            COEUR D'ALENE MINES CORPORATION AND ASARCO INCORPORATED
                           COMBINE SILVER INTERESTS


      COEUR D'ALENE, IDAHO, MAY 13, 1999 - ASARCO Incorporated (NYSE:AR) and Coeur d'Alene Mines Corporation (NYSE:CDE) announced today that they have agreed to a transaction in which Asarco will acquire a fully diluted 19.3% common stock interest in Coeur d'Alene Mines in exchange for most of Asarco's silver mining assets. Asarco will also nominate two directors to Coeur d'Alene Mines' Board of Directors. Asarco and Coeur d'Alene Mines have had a 52-year relationship principally involving the operation of the Coeur and Galena silver mines in Idaho.

      Asarco will acquire 7.125 million newly issued common shares of Coeur d'Alene Mines. In exchange for this interest, Asarco will contribute its 50% interest in Silver Valley Resources Corporation, which operates the Coeur and Galena silver mines; Asarco's wholly-owned subsidiary, Empress Minera Manquiri S.R.L., which owns an advanced Bolivian silver exploration project; 1.5 million shares and warrants, representing an approximate 5% interest in Pan American Silver Corporation (NASDAQ: PAAS US) of Vancouver, British Columbia; and a 20% net profits interest in the Quiruvilca silver mine in Peru operated by Pan American Silver.

      The transaction represents the latest restructuring of Asarco and Coeur d'Alene Mines' joint mining interests in Idaho. The Galena mine, near Wallace, Idaho, was developed by Asarco under terms of a lease from Coeur d'Alene Mines and its predecessor companies originally executed in 1947. The Coeur mine, also near Wallace, was developed by Asarco under a joint agreement with Coeur d'Alene Mines entered into in 1964.


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      In October  1994,  Asarco  and Coeur  d'Alene  Mines  agreed to form the jointly owned Silver Valley Resources Corporation, which now owns and operates both the Galena and Coeur mines. After this transaction, Coeur d'Alene Mines will own 100% of Silver Valley Resources.

      Commenting on the transaction, Francis R. McAllister, Chairman and Chief Executive Officer of Asarco, said: "Coeur d'Alene Mines has been a constructive and valued partner in our Idaho mining ventures. The new structure created by this transaction offers both companies the opportunity to pursue our long-standing interests in silver mining in Idaho and elsewhere in a cooperative and cost-effective way."

      "For Asarco, the transaction deepens our historic interest in Idaho, giving us significant representation on the Board of Directors of one of Idaho's leading mining companies with a broad portfolio of precious metal mining opportunities."

      Commenting on the proposed transaction, Dennis E. Wheeler, Chairman and Chief Executive Officer of Coeur d'Alene Mines said: "The acquisition of these fine silver assets from Asarco represents Coeur's first major step in its strategy to focus on expanding its leading position as the country's largest primary silver producer. This transaction allows Coeur to bring additional synergies to the development of Silver Valley Resources because of the proximity of our corporate headquarters to the Silver Valley. This transaction also gives Coeur a major advanced-stage silver project in Bolivia with a resource base the size of our leading Rochester mine and an interest in a Canadian silver mining company in a geographic area where we have no presence. We are very pleased that Asarco has chosen to express its confidence by becoming a major shareholder in Coeur d'Alene Mines, further extending a relationship which began so many years ago."


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      The proposed  transaction is subject to approval by Coeur d'Alene Mines'
shareholders   and  any  necessary   clearance  under  the   Hart-Scott-Rodino
Anti-Trust Improvements Act.

      ASARCO Incorporated is one of the world's leading integrated producers of copper, as well as a producer of specialty chemicals, aggregates and other metals.

      Coeur d'Alene Mines Corporation is one of North America's leading silver producers and an international gold producer.


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